Exhibit 10(nn)

NOVEMBER 22, 2004
TXU Corp.
Energy Plaza
1601 Bryan Street
Dallas, TX 75201-3411

Re: Accelerated Repurchase

Ladies and Gentlemen:

This letter (the “Letter Agreement”) sets forth the agreement we have reached with respect to a transaction between Citibank, N.A. (“Citibank”), acting through Citigroup Global Markets Inc. (“CGMI”) as agent (collectively with Citibank, “Citigroup”), and TXU Corp. (the “Company”) in relation to shares of the Company’s common stock, no par value (the “Common Stock”).

THE COUNTERPARTY TO THE COMPANY IN THIS TRANSACTION IS CITIBANK, N.A. WHICH IS NOT REGISTERED AS A BROKER-DEALER UNDER THE SECURITIES EXCHANGE ACT OF 1934. CITIGROUP GLOBAL MARKETS INC. IS ACTING AS AGENT FOR CITIBANK, N.A. IN CONNECTION WITH THIS TRANSACTION.

I. Definitions

As used in this Letter Agreement, the following terms shall have the following meanings:

“Additional Make-Whole Amount” has the meaning specified in Section V(c)(ii).

“Amortizing Balance” means, on any Trading Day, the Purchase Price less the cumulative total price of the repurchased shares of Common Stock paid for by Citibank to cover its short position as of such Trading Day. For the avoidance of doubt, repurchased shares shall be considered paid for by Citibank as of their respective Settlement Days.

“Citigroup” means Citibank and/or CGMI.

“Closing Fee” means $55,698,203.

“Company Instructions” shall mean the instructions in the form of Annex C hereto (which is incorporated herein) regarding the purchase of the shares of Common Stock by Citigroup during the Pricing Period.

“Cumulative Net Rebate Amount” means, on any Trading Day, the sum of all the Net Rebate Amounts for all previous Trading Days.

“Daily Average Disposition Price” means, for any Trading Day, the dollar volume weighted average price per share of Common Stock received by Citigroup from selling shares of Common Stock.

“Daily Average Price” means, for any Trading Day, the dollar volume weighted average price per share of Common Stock paid by Citigroup to purchase a portion of the Number of Initial Shares.

“Dispute Notice” has the meaning specified in Section XVII.

“Dividend Event Termination” has the meaning specified in Section VIII(b).

“Excess Cash” means, on any Trading Day, the result of (i) the Market-Valued Remaining Short Balance minus (ii) the Amortizing Balance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange” means the New York Stock Exchange (NYSE) or any successor exchange.

“Federal Funds Open Rate” means 2.40%.

“Fixed Borrow Cost” means 50 basis points per annum based on the closing price per share of Common Stock on the Trading Day immediately preceding the relevant day.

“Indebtedness” has the meaning specified in the Credit Agreement dated as of November 4, 2004 among TXU Corp., various lenders and Citicorp North America, Inc. as Administrative Agent for the lenders.

“Initial Share Price” has the meaning specified in Section II.

“Loss” has the meaning specified in Section XI(a).

“Loss of Borrow Termination” has the meaning specified in Section VII(b).

“Loss Notice” has the meaning specified in Section XI(a).

“Make-Whole Amount” has the meaning specified in Section V(c)(ii).

“Market Disruption Event” means any (i) suspension or limitation imposed on trading by any exchange on which the Common Stock is listed for trading, or (ii) any Trading Day on which there is a material decrease in the trading volume for the Common Stock such that in the reasonable business judgment of Citigroup the Daily Share Repurchase Amount cannot be purchased on such day as contemplated by the Company Instructions.

“Market-Valued Remaining Short Balance” means on any day within the Pricing Period, the result of (i) the Remaining Share Amount, multiplied by (ii) 102% of the closing price of the Common Stock as reported by Bloomberg L.P. as of that day if it is a Trading Day, otherwise as of the immediately preceding Trading Day.

“Net Rebate Amount” means, on any day, the result of (A) the Rebate Participation Percentage, multiplied by (B) the result of (i) the product of (x) the Market-Valued Remaining Short Balance and (y) the Federal Funds Open Rate less 20 basis points, minus (ii) the product of the Excess Cash and the Federal Funds Open Rate.

“Number of Initial Shares” has the meaning specified in Section II.

“Payment Shares” has the meaning specified in Section V(a)(ii).

“Pricing Period” means the period of up to 210 consecutive Trading Days commencing on the Trading Day following the Settlement Date of the “Agreement to Purchase Shares of TXU Corp. Common Stock”. If at the expiration of the Pricing Period (as set forth above) a number of shares equal to the Number of Initial Shares have not been repurchased, then the Pricing Period will be extended until the Number of Initial Shares have been repurchased.

“Prospectus” has the meaning specified in Section VI(a).

“Purchase Date” has the meaning specified in Section II.

“Purchase Price” means, the product of (i) the Initial Share Price and (ii) the Number of Initial Shares.

“Rebate Participation Percentage” shall equal 70%.

“Refund Shares” has the meaning specified in Section V(a)(i).

“Registration Statement” has the meaning specified in Section VI(a).

“Remaining Share Amount” for any Trading Day equals (i) the Number of Initial Shares, minus (ii) the cumulative number of shares of Common Stock that Citigroup has repurchased to cover its short position in respect of this transaction. For the avoidance of doubt, such shares shall be considered repurchased by Citigroup as of their respective Settlement Days.

“Rule 10b-18” has the meaning specified in Section III(a).

“SEC” has the meaning specified in Section VI(e)(iii).

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Amount” means (i) the product of (x) the Number of Initial Shares and (y) the Initial Share Price minus the volume weighted average of the Daily Average Prices for all Trading Days in the Pricing Period, plus (ii) the Cumulative Net Rebate Amount, minus (iii) the Closing Fee.

“Settlement Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close. A Settlement Day “corresponds” to a Trading Day if it is the day for settlement of regular-way transactions entered into on that Trading Day.

“Share Cap” means, as of any date of determination, three (3) times the Number of Initial Shares minus the number of shares of Common Stock delivered by the Company to Citigroup on or prior to such date hereunder (in each case subject to adjustment pursuant to Section IX).

“Trading Day” means any day (i) other than a Saturday, a Sunday or a day on which the Exchange is not open for business, and (ii) during which trading of any securities of the Company on any national securities exchange has not been suspended.

“Valuation Fraction” means a fraction, the numerator of which is one and the denominator of which is the number of Trading Days in the Valuation Period.

“Valuation Period” means a period of up to 50 Trading Days, the actual number to be determined in good faith by Citigroup in consultation with the Company on the business day that the Company provides notice to Citigroup that it intends to deliver or receive Common Stock in settlement of this transaction. The Valuation Period shall (subject to the occurrence of a Market Disruption Event) commence (i) on the first Trading Day immediately following the final day of the Pricing Period, (ii) in the case of an additional Valuation Period as described in Section V(c)(ii), on the Trading Day following the Trading Day the additional Payment Shares are delivered to Citigroup; provided that if in the case of clause (i) Citigroup determines that resale by it of Payment Shares would constitute a distribution for purposes of Regulation M under the Exchange Act (“Regulation M”), on the first Trading Day immediately following the “restricted period” (as defined under Regulation M) measuring such restricted period from the final day the Pricing Period; provided, further, this delay in commencement of the Valuation Period shall not apply in the event that the Shares constitute “excepted securities” as defined in Rule 101(c) of Regulation M.

“Valuation Share Amount” means, for any Trading Day, the quotient of (i) the Valuation Fraction multiplied by the absolute value of the portion of the Settlement Amount elected by the Company to be paid in shares of Common Stock, divided by (ii) the Daily Average Disposition Price for that Trading Day.

II. Initial Shares

Citigroup will hedge this transaction by entering into a short sale of 52,500,000 shares of Common Stock (the “Number of Initial Shares”) at a price of $64.57 per Initial Share (the “Initial Share Price”) (such date the “Purchase Date”). Such hedge shall be effected in accordance with Citigroup’s customary procedures. The foregoing notwithstanding, if TXU Corp. does not receive net proceeds of at least $3.0 billion pursuant to one or more debt offerings by Friday, November 26, 2004 then TXU Corp. will have the right to extend settlement of this transaction by 5 Business Days. If TXU Corp. still has not received such net proceeds by the close of business on the 5th Business Day then TXU Corp. shall have the right to cancel this transaction if the Company has also agreed to cancel the Agreement to Purchase Shares between Citibank, N.A. and the Company.

III. Citigroup Purchases and the Pricing Period

(a) During the Pricing Period, Citigroup will purchase shares of Common Stock in accordance with the terms of the Company Instructions to cover all or a portion of such short sale.  Citigroup intends to effect such purchases of Common Stock in accordance with Rule 10b-18 under the Exchange Act (“Rule 10b-18”) or otherwise in a manner that Citigroup believes in its reasonable discretion is in compliance with all applicable securities laws.

(b) In the event that Citigroup reasonably concludes in good faith, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citigroup), for it to refrain from purchasing Common Stock on any Trading Day during the Pricing Period, the Pricing Period shall be suspended for such day. Citigroup shall promptly notify the Company upon exercising its rights pursuant to this Section III(b) and shall subsequently notify the Company in writing on the day Citigroup believes that it may resume purchasing Common Stock. Citigroup shall not be required to communicate to the Company the reason for Citigroup’s exercise of its rights pursuant to this Section III(b) if Citigroup reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures.

IV. Company Purchases

The Company agrees that it will notify Citigroup two Trading Days prior to the day on which the Company intends to purchase any shares of Common Stock on the open market, or enter into any accelerated share repurchase program, or a derivative share repurchase transaction (each a “Third Party Transaction”), during the Pricing Period through a broker other than Citigroup or an affiliate of Citigroup. The Company agrees that the number of shares purchased by or through any such broker in a Third Party Transaction shall (i) not exceed the difference between the maximum number of shares available to be purchased under Rule 10b-18 for such day and the maximum number of shares that Citigroup may purchase on such day pursuant to the Company Instructions, and (ii) comply with the timing and price requirements of Rule 10b-18.

V. Pricing Adjustment and Settlement

(a) After the expiration of the Pricing Period,

(i) if the Settlement Amount is greater than zero, Citigroup shall make a cash payment to the Company in an amount equal to the Settlement Amount or, if the Company so elects pursuant to Section V(b) and (c), in lieu of such full cash payment Citigroup shall (A) transfer to the Company through its agent, for no additional consideration, a number of shares of Common Stock equal to the portion of the Settlement Amount elected by the Company to be paid in shares of Common Stock divided by the weighted average price at which Citigroup purchases shares of Common Stock during the Valuation Period (the “Refund Shares”) and (B) make a cash payment to the Company in an amount equal to the portion of the Settlement Amount elected by the Company to be paid in cash, if any, and

(ii) if the Settlement Amount is less than zero, the Company shall make a cash payment to Citigroup in an amount equal to the absolute value of the Settlement Amount or, if the Company so elects pursuant to Section V(b) and (c) and Section VI, in lieu of such full cash payment the Company shall either (A) transfer to Citibank through its agent, for no additional consideration, a number of shares of Common Stock equal to the sum of the Valuation Share Amounts for each of the Trading Days in the Valuation Period (the “Payment Shares”); provided that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap or (B) (1) transfer to Citibank through its agent, for no additional consideration, the Payment Shares; provided that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap and (2) make a cash payment to Citibank in an amount equal to the portion of the Settlement Amount elected by the Company to be paid in cash, if any.

(b) The Company shall notify Citigroup in writing of its election (i) to receive the Settlement Amount as (A) Refund Shares or (B) a combination of Refund Shares and cash, in either case in lieu of receiving a full cash payment or (ii) to pay the absolute value of the Settlement Amount by delivery of (A) Payment Shares or (B) a combination of Payment Shares and cash, in either case in lieu of making a full cash payment; such notification to be made by the Company at least five Trading Days prior to the final Trading Day of the Pricing Period. The failure to make such election and notify Citigroup in accordance with the preceding sentence shall constitute an irrevocable election by the Company to make or receive a cash payment as settlement. Cash payments shall be made on the second Trading Day following the end of the Pricing Period.

(c)	Delivery of Refund Shares or Payment Shares shall be made as follows:

(i) if Refund Shares are to be transferred to the Company, Citigroup shall deliver the shares to the Company on the fourth Trading Day following the last day of the Valuation Period; and

(ii) if Payment Shares are to be transferred to Citigroup, the Company shall deliver to Citigroup on each Settlement Day corresponding to a Trading Day in the Valuation Period a number of Payment Shares equal to the Valuation Share Amount for such Trading Day; provided that, if Citigroup concludes, in its reasonable discretion, that a transfer of Payment Shares on a Trading Day will, on such day, cause Citigroup’s aggregate holding of the Common Stock to exceed 4.9% of the outstanding shares of the Common Stock (the “Stock Threshold”) then (i) the Company will defer the transfer of any Payment Shares in excess of the Stock Threshold to the next following Trading Day provided that such transfer would not cause Citigroup to exceed the Stock Threshold. In the event the procedures of the previous sentence apply, Citigroup may extend the number of Trading Days in the Valuation Period. Citigroup may, but shall not be obligated to, resell Payment Shares during the Valuation Period. To the extent that Citigroup elects not to resell Payment Shares during the Valuation Period, no adjustment shall be made in the number or value of those Payment Shares or to the Settlement Amount paid through such Payment Shares. In the event that Citigroup chooses to resell the Payment Shares during the Valuation Period, then, if the proceeds from the sale of the Payment Shares (net of brokerage costs) exceed the absolute value of the Settlement Amount elected by the Company to be paid in Payment Shares (or if less than all of the Payment Shares are resold, the applicable pro rata portion of such amount), Citigroup shall refund in cash to the Company an amount equal to such excess by the close of business on the third Trading Day following the last day of the Valuation Period. In the event that the proceeds of such sales (net of brokerage costs) are less than the absolute value of the Settlement Amount elected by the Company to be paid in Payment Shares (or if less than all of the Payment Shares are resold, the applicable pro rata portion thereof), Citigroup shall provide notice thereof to the Company and the Company shall, by the close of business on the third Trading Day following the last day of the applicable Valuation Period, at the Company’s option, either (A) pay in cash an amount equal to such deficit (the “Make-Whole Amount”) or (B) deliver to Citigroup a number of additional Payment Shares equal to (x) the Make-Whole Amount divided by (y) the closing price of the Common Stock on the Exchange on the final day of the applicable Valuation Period; provided, however, that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap.

Upon delivery of additional Payment Shares, an additional Valuation Period shall apply to the shares so delivered. To the extent that Citigroup elects not to resell the additional Payment Shares during the additional Valuation Period, then no further adjustment shall be made in the number or value of those additional Payment Shares or to the Make-Whole Amount paid through such additional Payment Shares. In the event that Citigroup chooses to resell the additional Payment Shares delivered to Citigroup in payment of the Make-Whole Amount during the additional Valuation Period, then, if the proceeds from the sale of such additional Payment Shares (net of brokerage costs) exceed the Make-Whole Amount (or the applicable pro rata portion thereof), Citigroup shall refund in cash to the Company an amount equal to such excess by the close of business on the third Trading Day following the last day of the additional Valuation Period. In the event that the proceeds of all such sales (net of brokerage costs) are less than the Make-Whole Amount (or the applicable pro rata portion thereof), Citigroup shall provide notice thereof to the Company and the Company shall, by the close of business on the third Trading Day following the last day of the applicable Valuation Period, at the Company’s option, either (A) pay in cash an amount equal to such deficit (an “Additional Make-Whole Amount”) or (B) deliver to Citigroup a number of additional Payment Shares equal to (x) the Additional Make-Whole Amount divided by (y) the closing price of the Common Stock on the Exchange on the final day of the applicable Valuation Period; provided, however, that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the then applicable Share Cap. The provisions of this paragraph shall be applied successively until the aggregate proceeds (net of brokerage costs) received by Citigroup equal the Make-Whole Amount (or the applicable pro rata portion thereof).

(d) During any Valuation Period, Citigroup shall have the discretion to control the sale of Payment Shares or the purchase of Refund Shares (which purchase Citigroup intends to execute in conformity with Rule 10b-18 or otherwise in a manner that Citigroup believes in its reasonable discretion is in compliance with all applicable securities laws), as the case may be, including without limitation the right to control the time, manner, and volume of such sales or purchases. Prior to the close of business in New York on any day in the Valuation Period in which Payment Shares have been sold or Refund Shares purchased, Citigroup will advise the Company, in a notice sent to the Company by telecopier, of the number of shares sold or purchased on such day and the prices obtained in such transactions. The Company represents and warrants, as of each Trading Day in a Valuation Period for which the Company has elected to receive Refund Shares, that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances under which made.

VI. Payment Shares

The following provisions are applicable if the Company elects to deliver Payment Shares pursuant to Sections V or XI of this Letter Agreement:

(a) The Company agrees to take all actions within its control, including, without limitation, the procedures set forth in Annex A, to make available to Citigroup and its affiliates an effective registration statement under the Securities Act and one or more prospectuses as necessary to allow Citigroup and its affiliates to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the resale by Citigroup and its affiliates of the shares of Common Stock delivered by the Company hereunder (the “Registration Statement”), such Registration Statement to be effective and Prospectus to be current on each Trading Day in any Valuation Period and until all such resales by Citigroup (or its affiliates) have been settled. It is understood that the Registration Statement and Prospectus may cover a number of shares of Common Stock equal to all shares to be delivered by the Company hereunder. Citigroup shall provide, by a reasonable time in advance, such information regarding Citigroup and its affiliates as shall be required to be included in the Prospectus. The Company shall pay the applicable registration fee and all costs in connection with the preparation of the Registration Statement and the Prospectus including, without limitation, the cost of printing the Prospectus. In addition, the Company agrees to take all actions set forth in Annex B and otherwise to take such actions reasonably requested by Citigroup to facilitate the disposition of the Payment Shares.

(b) The Company represents, on each day described in subsection (a), that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation and as supplemented by any information provided by the Company to Citigroup in connection with sales on a private placement basis pursuant to subsection (e) below, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The Company agrees to provide to Citigroup and its affiliates on (or, if requested by Citigroup, reasonably in advance of) the final Trading Day of the Pricing Period or other date the number of shares of Common Stock to be delivered is determined, opinions of counsel, comfort letters, officers’ certificates and such other documents as may be reasonably requested by Citigroup. The Company also agrees that Citigroup and its affiliates shall be entitled to perform such diligence as Citigroup may reasonably request in advance of such date and the results thereof must be reasonably satisfactory to Citigroup. The Company agrees to reimburse Citigroup for all reasonable out-of-pocket expenses it incurs in connection with such diligence and otherwise in connection with the preparation of the Registration Statement and Prospectus (or any offering document for sales on a private placement basis pursuant to subsection (e) below), including, without limitation, the reasonable fees and expenses of one outside counsel to Citigroup incurred in connection therewith.

(d) The Company shall, prior to the start of the applicable Valuation Period, enter into an agreement (the “Transfer Agreement”) with Citigroup in connection with the public resale of the Payment Shares by Citigroup or its affiliates substantially similar to underwriting agreements entered into by the Company with respect to equity securities in which CGMI was a member of the underwriting syndicate; the Transfer Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Citigroup and its affiliates.

(e) If on any date during the period referred to in subsection (a) the requirements of subsection (a), (c) or (d) are not satisfied (determined without regard to whether the cause is within the control of the Company) or the representations and warranties contained herein with respect to the Company (including, without limitation, in subsection (b)) are not true and correct,

(i) the Company shall immediately notify Citigroup thereof;

(ii) (A) Citigroup shall be entitled to cease selling shares of Common Stock pursuant to the Registration Statement; and (B) if the Registration Statement is not effective on such date or a stop order suspending the effectiveness of the Registration Statement has been issued or proceedings for that purpose have been instituted or threatened, or if the representations and warranties contained in subsection (b) are not true and correct, and in any such case the Company so requests, Citigroup shall cease selling shares of Common Stock pursuant to the Registration Statement; and

(iii) if Citigroup ceases selling shares of Common Stock pursuant to clause (ii), the Company shall, at its election, (A) purchase from Citigroup any shares of Common Stock delivered to Citigroup hereunder that remain unsold for an amount in the aggregate that equals the difference between the absolute value of the Settlement Amount and any proceeds (net of brokerage costs) received by Citigroup (or an affiliate of Citigroup) from resales of shares of Common Stock delivered to Citigroup by the Company hereunder; or (B) direct Citigroup and its affiliates, in a commercially reasonable manner (or absent any such election by the Company, Citigroup and its affiliates shall be entitled) to sell Shares received from the Company hereunder as otherwise provided hereunder on a private placement basis in compliance with the Securities Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder; provided that if clause (B) applies, the Company shall perform its obligations under subsection (c) and shall cause its representations in subsection (b) to be true and correct. If shares are so sold, the Company shall deliver, promptly upon request from Citigroup, the number of shares of Common Stock Citigroup determines in a commercially reasonable manner is adequate to realize aggregate actual proceeds (net of brokerage costs) equal to the absolute value of the applicable Settlement Amount, and the Company’s obligation to deliver Shares under this subsection (e) shall be a continuing one until Citigroup or its affiliates have received actual net proceeds equal to such amount; provided, however, that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap. Upon receipt of prior written consent of the Company (such consent not to be unreasonably withheld or delayed) Citigroup and its affiliates shall be entitled to disclose any material non-public information regarding the Company in their possession to prospective purchasers in such a private placement, provided that any such purchaser agrees with Citigroup to maintain such information on a confidential basis.

VII. Borrow Events

(a) Borrow Cost Increase. If at any time during the Transaction, Citigroup does not, after using commercially reasonable efforts, successfully borrow Common Stock (up to a number equal to the number of Remaining Shares) on terms that require Citigroup to pay or bear costs in connection with such borrow in an amount less than or equal to the Fixed Borrow Cost, then Citigroup will act in good faith and in a commercially reasonable manner (and in consultation with the Company) to (a) make the corresponding adjustment(s), if any, to any variable relevant to the exercise, valuation, settlement or payment terms as Citigroup determines appropriate to account for any excess borrowing costs and (b) determine the effective date(s) of the adjustment(s). The foregoing notwithstanding Citigroup may not make any adjustment to the Federal Funds Open Rate or the Closing Fee.

(b) Loss of Borrow Termination.  On any Trading Day, Citigroup may elect to terminate (“Loss of Borrow Termination”) this transaction, in whole or in part, as the case may be, in the event and pro rata to the extent it is no longer able, after commercially reasonable efforts, to borrow (or maintain a borrowing of) shares of Common Stock in an amount equal to the number of Remaining Shares. Upon the occurrence of a Loss of Borrow Termination the Affected Party shall be the Company and Citigroup shall be the Non-Affected Party.

VIII. Dividend Event.

(a) If any cash dividend payable to holders of the Common Stock is declared for which the aggregate cash dividends per share having an ex-dividend date during the period from and including any Dividend Reference Date to but excluding the subsequent Dividend Reference Date exceeds the Maximum Dividends Amount set forth opposite the first date of such period, as defined by the following schedule, a Dividend Event shall be deemed to have occurred.

Dividend Reference Date	Maximum Dividends Amount
November 24, 2004	$0.5625
February 24, 2005	$0.5625
May 24, 2005	$0.5625
August 24, 2005

(b) Dividend Event Termination.  On any Trading Day, Citigroup may elect to terminate (a “Dividend Event Termination”) this transaction upon the occurrence of a Dividend Event. Upon the occurrence of a Dividend Event Termination the Affected Party shall be the Company and Citigroup shall be the Non-Affected Party.

IX. Adjustment of Terms

(a)  In the event an offer is made to the holders of Common Stock to tender in excess of 10% of the outstanding shares of Common Stock for cash, Citigroup may, in its reasonable discretion, (i) reduce the number of Trading Days in the Pricing Period by an amount Citigroup deems appropriate or (ii) adjust the terms of the transaction so that (A) the final day of the Pricing Period shall be the earlier of the scheduled final Trading Day of the Pricing Period and the date the tender offer is consummated and (B) for each of the Trading Days in the Pricing Period following the date on which the offer is made, the Daily Average Price shall equal the price per share of Common Stock at which the tender offer is to be consummated. Citigroup shall notify the Company in writing as to the terms of any adjustment made pursuant to this Section IX (a) no later than 5 days after the tender offer is made. The foregoing notwithstanding Citigroup may not make any adjustment to the Federal Funds Open Rate or the Closing Fee.

(b)  [This section intentionally left blank.]

(c)  In the event of any corporate event involving the Company or the Common Stock not specifically addressed in subsection (a) of this Section IX (including, without limitation, a non-cash dividend, stock split, reorganization, merger, offer to tender Common Stock for consideration other than cash, rights offering, recapitalization or spin-off) or in the event that Citigroup, in its reasonable good faith judgment, determines that the adjustments described in subsection (a) of this Section IX will not result in an equitable adjustment of the terms of the transaction described herein, the terms of the transaction described herein shall be subject to adjustment by Citigroup (including, without limitation, with respect to the number of Trading Days in the Pricing Period) as in the exercise of its good faith judgment it deems appropriate under the circumstances, which adjustment shall be subject to the approval of the Company. If the parties, after negotiating in good faith, are unable to determine such adjustments, the provisions of Section XVII (Dispute Resolution) below shall apply.

X. Events of Default

The occurrence of any of the following events with respect to a party which party shall be the Defaulting Party (the other party, the “Non-Defaulting Party”) shall be an Event of Default:

(a)  The failure to make any payment or any delivery of shares pursuant to the terms of the Letter Agreement; or

(b)  Any representation or warranty made in this Letter Agreement shall prove to have been false in any material respect at the time it was made, given or reaffirmed; or

(c)  The failure to perform or comply in any material respect with any other obligation in this Letter Agreement which failure shall continue for 5 business days after written notice of such failure has been sent to the Defaulting Party; or

(d)  (A) The initiation of any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have itself adjudicated as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or composition or other relief under bankruptcy or insolvency law with respect to it or its debts or (2) which seeks appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (B) a general assignment for the benefit of its creditors; (C) the initiation of any case, proceeding or other action of a nature referred to in clause (A) hereof which (1) results in the entry of an order for relief or any such adjudication or appointment with respect to the party or any of its assets or (2) is not dismissed, stayed, discharged or bonded for a period of 5 days; (D) the initiation of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets, which case, proceeding or other action results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; (E) a party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A) - (D) hereof; or (F) either party shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or

(e) The Company shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $50,000,000, when and as the same shall become due and payable, subject to any applicable grace periods, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (B) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity.

XI. Remedies

(a) Upon the occurrence and the continuance of an Event of Default, a Loss of Borrow Termination, or a Dividend Event Termination the obligation of the Non-Defaulting Party or the Non-Affected Party (as the case may be) to make any payment or delivery of shares pursuant to the terms of this Letter Agreement will, at the option of the Non-Defaulting Party or the Non-Affected Party (as the case may be), terminate (it being understood that such termination will not affect or suspend any payment or other obligations of the Defaulting Party or Affected Party). The Non-Defaulting Party or the Non-Affected Party (as the case may be) in its sole discretion may immediately, upon notice to the Defaulting Party or as applicable the Affected Party (a “Loss Notice”), terminate this transaction by reducing the number of days in the Pricing Period, purchasing the Remaining Shares to cover its short position or adjusting any other term hereof, and may sell, liquidate, offset or take any other action with respect to any short position established or maintained by it in connection with this transaction. The foregoing notwithstanding Citigroup may not make any adjustment to the Federal Funds Open Rate or the Closing Fee upon the occurrence of a Dividend Event.

Following a Loss Notice, the Non-Defaulting Party or the Non-Affected Party (as the case may be) shall act in good faith and in a commercially reasonable manner (and in consultation with the other Party) to determine the amount that such party reasonably in good faith believes to be its total unreimbursed net losses and costs in connection with this Letter Agreement (the “Loss”). Such computation shall include any out-of-pocket losses (including but not limited to the difference between the Initial Share Price and the average price at which the shares are purchased during the Pricing Period (as such Pricing Period may be amended as a result of the operation of this Section XI(a)), and the Closing Fee) and loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. In addition to the foregoing, the Non-Defaulting Party or the Non-Affected Party may include in its determination of its Loss hereunder such losses and costs (or gains) in respect of any payment or delivery required to have been made on or before the relevant termination date.

(b) If Citibank is the Defaulting Party, upon receipt of a Loss Notice from the Company, Citibank shall promptly pay to the Company the amount of such Loss in cash.

(c) If the Company is the Defaulting Party, or the Affected Party upon receipt of a Loss Notice from Citibank, the Company shall, at its option, either (i) promptly pay to Citibank the amount of such Loss in cash or (ii) deliver to Citigroup within two Trading Days a number of shares of Common Stock equal to (A) the amount of such Loss divided by (B) the closing price of the Common Stock on the Exchange for the day upon which the Company receives such Loss Notice, rounded up to the nearest whole share. Such shares shall be treated as Payment Shares hereunder, and the provisions of Sections V(c)(ii), V(d) and VI shall apply to the delivery of such shares (with references to the absolute value of the Settlement Amount therein being deemed to refer to the amount of the Loss and with such adjustments as determined by Citigroup to effectuate this provision); provided that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the then applicable Share Cap, or (iii) deliver a Dispute Notice to Citigroup.

(d)   In addition to the payments set forth in subsections (b) and (c) above, the Defaulting Party agrees to indemnify the Non-Defaulting Party from and against any reasonable expenses (including reasonable legal fees and other expenses of collection) it may incur as a result of any default by such party.

(e)   The provisions of Section XVII (Dispute Resolution) shall apply to the calculation of Loss.

XII. Other Agreements

(a) The Company agrees that while this Letter Agreement is in effect, it shall cause (i) the number of authorized shares of Common Stock minus (ii) the number of outstanding shares of Common Stock minus (iii) the number of shares of Common Stock reserved for other purposes minus (iv) without duplication of clause (iii), the aggregate maximum number of shares of Common Stock deliverable under warrants, options, swaps, forwards, convertible or exchangeable securities or other similar transactions, agreements or instruments issued by the Company or to which the Company is a party that provide for net share settlement or otherwise may require the issuance of shares of Common Stock by the Company to exceed the then applicable Share Cap. The parties agree that a failure by the Company to comply with the preceding sentence shall be an Event of Default hereunder with respect to the Company without regard to any grace period that would otherwise be applicable.

(b) The parties agree that Citibank shall have no greater rights against the Company hereunder in the event of a bankruptcy, insolvency or dissolution with respect to the Company than would a holder of shares of Common Stock; provided, however, that in pursuing a claim against the Company in the event of a bankruptcy, insolvency or dissolution with respect to Company, Citibank’s rights hereunder shall rank on a parity with the rights of a holder of shares of Common Stock enforcing similar rights under a contract involving shares of Common Stock.

(c) The Company represents that (i) each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) it will not consolidate or merge with or into any person unless the surviving person is the Company or another person formed under the laws of a State of the United States of America and assumes or is responsible, by operation of law, for all obligations of the Company hereunder, and (iii) that neither the Company or any agent acting for the Company has, within the four weeks prior to the Purchase Date, entered into a purchase of a “block” of Common Stock (within the meaning of Rule 10b-18.

(d) The material terms of this transaction (and any other similar transactions), and the consequences of such transactions on the financial condition and results of operations of the Company, will be disclosed by the Company in accordance with all rules, regulations, accounting principles (including EITF Issue No. 00-19) and laws applicable to the Company in its periodic filings under the Exchange Act and its financial statements and notes thereto.

XIII. Governing Law

THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF.

XIV. Non-confidentiality

Notwithstanding anything to the contrary herein, (i) Citibank acknowledges that this Letter Agreement may be intended to produce U.S. federal income tax benefits for the Company and (ii) the Company and Citibank hereby agree that (A) the Company is not obligated to Citibank to keep confidential from any and all persons or otherwise limit the use of any aspect of this Letter Agreement relating to the structure or tax aspects thereof, and (B) Citibank does not assert any claim of proprietary ownership in respect of any such aspect of this Letter Agreement.

XV. Assignment and Transfer

The rights and duties under this Letter Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Citibank may assign its obligation to deliver or receive delivery of Common Stock hereunder to any of its affiliates without the prior written consent of the Company. Upon any such assignment Citibank shall indemnify the Company from and against any loss, cost or expense relating to the failure of such affiliate to perform its delivery obligation.

XVI. Calculations

To the extent any calculation, adjustment or determination is required to be made by Citibank hereunder, Citibank shall make any such calculation, adjustment, or determination in good faith after consultation with the Company.

XVII. Dispute Resolution

If the Company disputes (i) Citibank’s calculation of the Settlement Amount or (ii) any adjustment made pursuant to Section IX or any other adjustment made pursuant to this Letter Agreement, then the Company shall notify Citibank of the dispute in writing no later than the close of business on the third business day on which both parties are open for business following the business day on which the Company is notified of the Settlement Amount, adjustment, or the delivery of a Loss Notice (the “Dispute Notice”). The Company and Citibank agree to use commercially reasonable efforts in good faith to promptly reach an agreement as to the Settlement Amount or adjustment. In the event that the Company and Citibank are not able to reach agreement on the Settlement Amount or adjustment within 24 hours of the Dispute Notice, the Company and Citibank shall appoint a third party arbitrator with sufficient expertise to determine the appropriate Settlement Amount or adjustment and the determination of such third party arbitrator shall be final and binding on both parties provided, however, that if the parties are unable to agree in good faith on such arbitrator within one (1) business day then each party shall select promptly an independent arbitrator which arbitrators shall agree on a third party arbitrator. The parties shall bear the cost of such arbitration as the arbitrator shall determine.

XVIII. Indemnification

The Company agrees to indemnify Citigroup and its affiliates and their respective directors, officers, agents and controlling parties (Citigroup and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any agreement made by the Company in Section IV of this Letter Agreement (“Losses”) and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Citigroup’s negligence or willful misconduct. Citigroup shall promptly notify the Company of any Losses.

XIX. Notices
Unless otherwise specified, notices under this Letter Agreement may be made by telephone, to be confirmed in writing to the address below. Changes to the Notices must be made in writing.

(a) If to the Company:

TXU Corp.
Energy Plaza
1601 Bryan Street
Dallas, TX 75201
Attn: Legal Department
Telephone: (214) 812-6005
Facsimile: (214) 812-6032

(b) If to Citigroup:

Citigroup Global Markets Inc.
as agent for Citibank, N.A.
390 Greenwich Street
New York, NY 10013
Attn: Equity Derivatives
Telephone: (212) 723-7362
Facsimile: (212) 723-8750

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Letter Agreement.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
as agent for
CITIBANK, N.A.
By: __________________________
                                                                Name:
Authorized Representative

CITIBANK, N.A.
By: __________________________
                        Name:
Authorized Representative

Acknowledged and agreed to as of
the date first above written,

TXU CORP.

By:_________________________________
Name:
Title: